UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tactile Systems Technology, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tactile Systems Technology, Inc. 3701 Wayzata Boulevard, Suite 300 Minneapolis, Minnesota 55416

Notice of Annual Meeting of Stockholders

VIRTUAL MEETING: The Annual Meeting will be held in a virtual meeting format only at www.virtualshareholdermeeting.com/TCMD2023.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2022 Annual Report to Stockholders. The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2022 Annual Report to Stockholders. All stockholders who do not receive a Notice will receive a copy of the proxy materials and the 2022 Annual Report to Stockholders. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

By Order of the Board of Directors,

Daniel L. Reuvers

Chief Executive Officer and Director

Minneapolis, Minnesota

March 27, 2023

TIME AND DATE: 9:00 a.m., CDT, Monday, May 8, 2023
RECORD DATE: March 13, 2023
ITEMS OF BUSINESS:
1. To elect seven directors
2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023
3. To approve, on an advisory basis, the 2022 compensation of our named executive officers as disclosed in the accompanying Proxy Statement
4. To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof
PROXY VOTING:
Over the Internet at www.proxyvote.com
Sign, date, and return your proxy card in the enclosed envelope to vote by mail.
Telephone by following the instructions on the proxy card.

PAGE		PAGE
PROXY STATEMENT	5	Audit Committee Report	27
Proxy Summary	5	PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	28
Current Board of Directors	6	Board of Directors’ Recommendation	28
Director Skills and Experience	7	EXECUTIVE COMPENSATION	29
Board Diversity Matrix	8	Compensation Discussion and Analysis	29
Corporate Governance Highlights	8	Compensation and Organization Committee Report	38
Executive Compensation Highlights	8	2022 Summary Compensation Table	39
PROPOSAL 1 – ELECTION OF DIRECTORS	9	Grants of Plan-Based Awards in 2022	41
Nominees for Director	10	Outstanding Equity Awards at 2022 Fiscal Year-End	42
Board of Directors’ Recommendation	14	Option Exercises and Stock Vested for Fiscal 2022	43
CORPORATE GOVERNANCE	15	Potential Payments Upon Termination or Change in Control	44
Director Independence	15	CEO PAY RATIO	50
Board Leadership Structure	15	PAY VERSUS PERFORMANCE	51
Stockholder Communications	15	EQUITY COMPENSATION PLAN INFORMATION	55
Procedures for Selecting and Nominating Director Candidates	15	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56
Board Meetings and Committees	16	CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	58
Risk Oversight	19	Compensation and Organization Committee Interlocks and Insider Participation	58
Board Evaluations	20	Policy for Approval of Related Person Transactions	58
Environmental, Social & Governance Matters	20	Transactions with Related Persons	58
DIRECTOR COMPENSATION	23	QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	59
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25	HOUSEHOLDING OF PROXY MATERIALS	64
Board of Directors’ Recommendation	25	AVAILABILITY OF FORM 10-K	64
AUDIT MATTERS	26	INCORPORATION BY REFERENCE	65
Auditor Fees	26	Appendix A	A-1
Pre-Approval of Audit and Non-Audit Services	26

2022 Proxy Statement	3

CAUTIONARY NOTE REGARDING
FORWARD-LOOKING STATEMENTS

The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022. Readers of this Proxy Statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 8, 2023: This Proxy Statement and our 2022 Annual Report to Stockholders are available at www.proxyvote.com.

4	Tactile Systems Technology, Inc.

PROXY STATEMENT

PROXY SUMMARY

Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2023 Annual Meeting of Stockholders (the “Annual Meeting”). If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and we urge you to read the entire Proxy Statement, as well as our 2022 Annual Report, before voting.

Date, Time and Place of the Annual Meeting

Date and Time May 8, 2023 9:00 a.m., Central time	Virtual Meeting The Annual Meeting will be held in a virtual format only at www.virtualshareholdermeeting.com/TCMD2023	Record Date March 13, 2023	Mail Date March 27, 2023

Items of Business to be Considered at the Annual Meeting

Voting Matters	Board Recommendation

To elect seven directors	FOR each Nominee

To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023	FOR

To approve, on an advisory basis, the 2022 compensation of our named executive officers	FOR

2022 Proxy Statement	5

Proxy Statement

CURRENT BOARD OF DIRECTORS

	Age	Director Since	Committee Memberships
			Audit	Compensation and Organization	Compliance and Reimbursement	Nominating and Corporate Governance
Bill Burke* Independent President, Austin Highlands Advisors, LLC	63	2015				⚫
Valerie Asbury Independent President and Chief Executive Officer, LifeScan, Inc.	63	2022	⚫
Sheri Dodd Independent President, Medtronic Canada at Medtronic plc	57	2021		⚫
Raymond Huggenberger Independent Former Chief Executive Officer, Inogen, Inc.	64	2017			⚫
Deepti Jain Independent Former President, IngenioRx, Anthem, Inc.’s pharmacy benefit management division	55	2021			⚫
Daniel Reuvers President and Chief Executive Officer of the Company	60	2020
Brent Shafer Independent Senior Advisor, Cerner Corporation	65	2022	⚫	⚫		⚫
Carmen Volkart Independent Chief Financial Officer, NatureWorks, LLC	62	2023	⚫		⚫

⚫ Member     Chair    * Chairman of the Board

6	Tactile Systems Technology, Inc.

Proxy Statement

DIRECTOR SKILLS AND EXPERIENCE

Current or Prior CEO	5/8
Senior Leadership Role	8/8
Healthcare Industry	7/8
Medical Device Industry	7/8
Regulatory Matters	7/8
M&A	7/8
Strategic Planning	8/8
Cybersecurity, Technology, Systems or IP	5/8
Risk Management	4/8
Sales & Marketing	6/8
International	7/8

2022 Proxy Statement	7

Proxy Statement

Board Diversity Matrix (as of March 13, 2023)
Board Size:
Total Number of Directors	8
Gender:	Male	Female
Number of directors based on gender identity	4	4
Number of directors who identify in any of the categories below:
Asian	0	1
White	4	3

CORPORATE GOVERNANCE HIGHLIGHTS

● 6 of 7 Director Nominees are Independent	● Supplemental Code of Ethics for Senior Financial Officers
● Fully Independent Board Committees	● No Supermajority Voting Requirements
● Independent Chairman of the Board	● No Shareholder Rights Plan (Poison Pill)
● Annual Election of All Directors	● Code of Business Conduct and Ethics Applicable to All Employees and Directors
● Board Oversight of Environmental, Sustainability and Social Matters	● Extensive Board Oversight of Risk Management
● Annual Board and Committee Evaluations	● Non-Employee Directors Regularly Meet Without Management Present

EXECUTIVE COMPENSATION HIGHLIGHTS

● Pay for Performance	● Require Restrictive Covenant Agreement for Participation in Severance Plan
● Provide Limited Executive Perquisites	● Prohibit Hedging or Pledging of Company Stock
● Maintain Stock Ownership Guidelines for Our Directors and Executive Officers	● Engage Independent Compensation Consultant
● Provide No Excise Tax Gross-Ups	● Establish Challenging Performance Goals in Incentive Plans
● Require Termination of Employment in Addition to a Change in Control for Accelerated Equity Vesting (Double Trigger)	● Maintain a Clawback Policy

8	Tactile Systems Technology, Inc.

Proposal 1: election of directors

Our Board of Directors is not divided into classes and each director serves for a one-year term until the next annual meeting of stockholders. Our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors. Vacancies on the Board of Directors, resulting from any cause, and newly created directorships resulting from any increase in the number of directors, are filled exclusively by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and not by stockholders. A director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of that term and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders at the Annual Meeting are seven of the current directors: Bill Burke, Valerie Asbury, Sheri Dodd, Raymond Huggenberger, Daniel Reuvers, Brent Shafer and Carmen Volkart. If elected, each nominee will serve as a director until the Annual Meeting of Stockholders in 2024 and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than seven, which is the number of nominees named in this Proxy Statement. Ms. Volkart was elected as a director by our Board of Directors, effective as of January 5, 2023. Ms. Volkart was identified by a third-party search firm.

The names of and certain information about the nominees for director are set forth below. There are no family relationships among any of our directors, nominees or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

2022 Proxy Statement	9

Proposal 1: Election of Directors

 Nominees for Director

Set forth below are the biographies of each nominee for director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.

Bill Burke Chairman of the Board of Directors
Age: 63 Director Since: 2015	Board Committees: Nominating and Corporate Governance Committee
Professional Background and Experience

Austin Highlands Advisors, LLC.

●
Since November 2015, has served as President of Austin Highlands Advisors, LLC, a provider of corporate advisory services.

IDEV Technologies

●
Served as Executive Vice President and Chief Financial Officer of IDEV Technologies, a peripheral vascular devices company, from November 2009 until the company was acquired by Abbott Laboratories in August 2013.

ReAble Therapeutics

●
From August 2004 to December 2007, served as Executive Vice President and Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company that was sold to The Blackstone Group in a going private transaction in 2006 and subsequently merged with DJO Incorporated in November 2007. Mr. Burke remained with ReAble until June 2008.

Cholestech Corporation

●
From 2001 to 2004, served as Chief Financial Officer of Cholestech Corporation, a medical diagnostic products company.

Mr. Burke has served on the board of directors of numerous public and private companies. He currently serves on the boards of Adtalem Global Education Inc. (NYSE: ATGE), and Ceribell, Inc. He previously served on the board of directors of EQ Health Acquisition Corp. (NYSE: EQHA), Invuity, Inc. (acquired by Stryker Corporation in October 2018), LDR Holding Corporation (acquired by Zimmer Biomet in July 2016) and Medical Action Industries (acquired by Owens & Minor in October 2014).

We believe Mr. Burke is qualified to serve on our Board of Directors because of his business experience with other medical technology companies and his experience as Chief Financial Officer of other companies, including other publicly traded companies.

10	Tactile Systems Technology, Inc.

Proposal 1: Election of Directors

Valerie Asbury
Age: 63 Director Since: 2022	Board Committees: Audit Committee/ Compliance and Reimbursement Committee (Chair)
Professional Background and Experience

LifeScan, Inc.

●
Has served as President and Chief Executive Officer of LifeScan, Inc., a diagnostic systems manufacturer with products focusing on the diabetes market, since October 2018.

Johnson & Johnson

●
Prior to October 2018, LifeScan was a subsidiary of Johnson & Johnson. Ms. Asbury held various positions at Johnson & Johnson beginning in 1998, serving in various leadership roles of increasing responsibility across five different medical device and pharmaceutical divisions, including 10 years in the diabetes consumer medical device space, where she focused on strategic growth and talent development. Her most recent positions at Johnson & Johnson were Global President, Diabetes Solutions from 2013 to 2018, including the Global LifeScan subsidiary until its sale in October 2018.

We believe Ms. Asbury is qualified to serve on our Board of Directors because of her extensive industry and leadership experience.

Sheri Dodd
Age: 57 Director Since: 2021	Board Committees: Compensation and Organization Committee/ Nominating and Corporate Governance Committee (Chair)
Professional Background and Experience

Medtronic Canada at Medtronic, plc

●
Serves as President, and is responsible for all commercial activities related to the sale and distribution of the Medtronic portfolio in Canada.
●
Joined Medtronic in March 2010 and has served in Vice President positions, including healthcare economics and market access, clinical research, and general management for the non-intensive diabetes therapies business and the remote patient monitoring business.

Johnson & Johnson

●
From November 1997 until March 2010, held various positions in both pharmaceutical and medical devices, most recently as a Vice President of health economics and reimbursement for Ethicon, Inc.

Orthopedic Surgeons, plc

●
Served as an outcomes researcher from January 1995 until November 1997.

World Health Organization

●
Served as a project manager May 1988 until September 1993.

We believe Ms. Dodd is qualified to serve on our Board of Directors because of her business experience in clinical and healthcare economics, reimbursement and home-based remote patient monitoring.

2022 Proxy Statement	11

Proposal 1: Election of Directors

Raymond Huggenberger
Age: 64 Director Since: 2017	Board Committees: Compensation and Organization Committee (Chair)/ Compliance and Reimbursement Committee
Professional Background and Experience

Inogen, Inc.

●
Served as a member of the board of directors of Inogen, Inc. (Nasdaq: INGN) from 2008 to December 2021. Mr. Huggenberger served as Inogen’s Chief Executive Officer from 2008 to February 2017 and also served as Inogen’s President from 2008 until January 2016.

Sunrise Medical Inc.

●
Prior to joining Inogen, Mr. Huggenberger held various management positions with Sunrise Medical Inc., a global manufacturer and distributor of durable medical equipment, culminating as its President and Chief Operating Officer.

Mr. Huggenberger currently serves on the board of directors of private companies Sommetrics, a medical device company, and Avation Medical, a medical device company. Mr. Huggenberger previously served on the board of directors of Intricon Corporation, a medical technology company.

We believe Mr. Huggenberger is qualified to serve on our Board of Directors because of his management experience and service on other boards.

Daniel Reuvers President and Chief Executive Officer of the Company
Age: 60 Director Since: 2020	Board Committees: N/A
Professional Background and Experience

Tactile Systems Technology, Inc.

●
Has served as President, Chief Executive Officer and a Director of the Company since June 2020.

Integra LifeSciences Corporation

●
Served as the Executive Vice President and President, Codman Specialty Surgical, from December 2016 until June 2020. His responsibilities there included global sales, marketing, product development, quality and regulatory, and service and repair.
●
Joined in 2008 as Vice President of Marketing & Product Development for the company’s surgical instrument business, and held a series of roles with progressively increased responsibility. Among his accomplishments there, he led the $1B acquisition and integration of the Codman business from Johnson & Johnson.

Advanced Respiratory and Omni-Tract Surgical

●
Served as President, both resulting in acquisitions by Hill-Rom and Integra, respectively.

Mr. Reuvers served on the board of Respirtech, Inc. for 10 years, until their acquisition by Philips.

We believe Mr. Reuvers is qualified to serve on our Board of Directors because of his extensive commercial and general management experience in the medtech industry.

12	Tactile Systems Technology, Inc.

Proposal 1: Election of Directors

Brent Shafer
Age: 65 Director Since: 2022	Board Committees: Audit Committee/Compensation and Organization Committee/Nominating and Corporate Governance Committee
Professional Background and Experience

Cerner Corporation

●
Has served as a Senior Advisor to Cerner Corporation (“Cerner”), which develops and sells software systems to the healthcare industry, since October 2021. Previously, Mr. Shafer was the Chairman and Chief Executive Officer of Cerner from February 2018 until October 2021.

Philips

●
Served as Chief Executive Officer of Philips North America, a health technology company, and the North American division of Koninklijke Philips N.V. ("Philips") from February 2014 until 2018. In that position, Mr. Shafer oversaw a health technology portfolio that included a broad range of solutions and services covering patient monitoring, imaging, clinical informatics, sleep and respiratory care as well as a group of market-leading consumer-oriented brands, and he played a key role in helping Philips develop and strengthen its health care focus. Prior to that, Mr. Shafer served as Chief Executive Officer of the global Philips' Home Healthcare Solutions business from May 2010 until May 2014, as Chief Executive Officer of the North America region for Royal Philips Electronics from January 2009 until May 2010, and as president and Chief Executive Officer of the Healthcare Sales and Service business for Philips North America from May 2005 until May 2010.

Mr. Shafer currently serves on the board of Baxter International, Inc. (NYSE:BAX), a healthcare company.

We believe that Mr. Shafer is qualified to serve on our Board of Directors because of his extensive industry and leadership experience.

Carmen Volkart
Age: 62 Director Since: 2023	Board Committees: Audit Committee/Compliance and Reimbursement Committee
Professional Background and Experience

NatureWorks, LLC

●
Has served as the Chief Financial Officer of NatureWorks LLC, an advanced material company and developer of renewably-sourced polymers and chemicals, since October 2018. Her responsibilities include accounting, finance and information technology. She led a successful financing for a $600M capital project.

NxThera, Inc.

●
From October 2012 to July 2018, she served as Chief Financial Officer and, for a portion of that time, as Senior Vice President of commercialization, for NxThera, Inc., a medical device company.

Tornier, N.V.

●
Served as Global Chief Financial Officer of Tornier, N.V., a medical device company, from June 2010 to July 2012. She led Tornier, N.V. through a successful initial public offering in 2011.

Ms. Volkart has served on the board of directors of numerous public and private companies. Ms. Volkart currently serves on the board of Modular Medical, Inc. (NASDAQ: MODD), a medical device company. She previously served on the board of Antares Pharma, Inc., Sonosite, Inc. and Memry Corporation.

We believe that Ms. Volkart is qualified to serve on our Board of Directors because of her extensive leadership experience and financial expertise.

2022 Proxy Statement	13

Proposal 1: Election of Directors

Board of Directors’ Recommendation

The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the director nominees listed above.

14	Tactile Systems Technology, Inc.

CORPORATE GOVERNANCE

 Director Independence

Our Board of Directors has determined that all members of the Board of Directors, except Daniel Reuvers, are independent, as determined in accordance with the rules of the Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.

 Board Leadership Structure

The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to, and independent oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our Bylaws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

 Stockholder Communications

Any stockholder wishing to communicate with our Board of Directors or a particular director may do so by writing to the Board or a particular director in care of the Corporate Secretary of the Company at our principal executive offices. All communications will initially be received and processed by the Corporate Secretary, who will then refer the communication to the appropriate Board member.

 Procedures for Selecting and Nominating Director Candidates

Stockholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in Section 2.4 of our Bylaws and with SEC rules and regulations. Under our Bylaws, only persons nominated in accordance with the procedures set forth in the Bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time that you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our Bylaws, director nominations generally must be made pursuant to notice delivered

2022 Proxy Statement	15

Corporate Governance

to, or mailed and received at, our principal executive offices, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s Annual Meeting of Stockholders. For further information, see “Questions and Answers About the Annual Meeting – What is the deadline for submitting a stockholder proposal for the 2024 annual meeting?” Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected). Your notice also must set forth certain information for you and any beneficial owner on whose behalf you make a nomination, as described in the Bylaws.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Corporate Governance Committee takes into account many factors. The Board of Directors selects and recommends to stockholders qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation, diversity (including geographic, occupational, gender, race and age), education, leadership ability, independence, the ability to devote sufficient time to the Board and knowledge of the Company’s industry. These considerations are made in the context of an assessment of the perceived needs of our Board of Directors at the particular point in time.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Tactile Systems Technology, Inc., 3701 Wayzata Boulevard, Suite 300, Minneapolis, Minnesota 55416, Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

 Board Meetings and Committees

Our Board of Directors held six meetings during 2022. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2022, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Directors are expected to attend the annual meetings of stockholders of the Company, as provided in our Corporate Governance Guidelines. All continuing directors at that time attended the 2022 Annual Meeting of Stockholders.

Audit Committee

Our Board of Directors has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules. Our Board of Directors has determined that Ms. Jain is an Audit Committee financial expert, as defined under the applicable rules of the SEC. Each of the members of our Audit Committee meets the requirements for financial literacy and possesses the financial qualifications required under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

16	Tactile Systems Technology, Inc.

Corporate Governance

# of Meetings
Committee Members	Primary Responsibilities	in 2022
Deepti Jain (Chair) Valerie Asbury Brent Shafer
●
Appointing, compensating, retaining, replacing and overseeing our independent auditor;
●
Pre-approving all audit and permitted non-audit services to be provided by our independent auditor;
●
Assisting our Board of Directors in its oversight of our financial statements and other financial information to be provided by us;
●
Overseeing our compliance with legal and regulatory matters and aspects of our risk management processes;
●
Discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and
●
Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
4

The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

2022 Proxy Statement	17

Corporate Governance

Compensation and Organization Committee

Our Board of Directors has determined that each member of the Compensation and Organization Committee is “independent” as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules.

# of Meetings
Committee Members	Primary Responsibilities	in 2022
Raymond Huggenberger (Chair) Sheri Dodd Brent Shafer
●
Determining the compensation of our Chief Executive Officer and other executive officers;
●
Providing oversight of our compensation policies, plans and benefit programs;
●
Overseeing and administering our equity compensation plans;
●
Recommending to our Board of Directors the compensation arrangements for our non-employee directors;
●
Overseeing and reviewing our executive team and management succession planning; and
●
Reviewing the Company’s human capital management programs, policies, initiatives and results, including with respect to: talent management; culture; employee recruitment, training, development, promotion and retention; diversity and inclusion, equal employment opportunity and nondiscrimination; pay equity; and anti-harassment matters.
5

The Compensation and Organization Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Nominating and Corporate Governance Committee

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable Nasdaq Stock Market rules.

		# of Meetings
Committee Members	Primary Responsibilities	in 2022
Sheri Dodd (Chair) Bill Burke Brent Shafer	● Identifying qualified individuals to become Board members; ● Determining the composition of the Board and its committees; ● Assessing and enhancing the effectiveness of the Board and individual directors; and ● Developing and implementing our Corporate Governance Guidelines.	4

The Nominating and Corporate Governance Committee operates pursuant to a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com. A copy of our Corporate Governance Guidelines are also available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and

18	Tactile Systems Technology, Inc.

Corporate Governance

Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures described above under “Procedures for Selecting and Nominating Director Candidates.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described earlier in this Proxy Statement under the heading “Questions and Answers About the Annual Meeting – What is the deadline for submitting a stockholder proposal for the 2024 annual meeting?”

Compliance and Reimbursement Committee

Our Board of Directors has determined that each member of the Compliance and Reimbursement Committee is “independent” as that term is defined in the applicable Nasdaq Stock Market rules.

		# of Meetings
Committee Members	Primary Responsibilities	in 2022
Valerie Asbury (Chair) Raymond Huggenberger Deepti Jain	● Assisting the Board of Directors in overseeing our regulatory compliance activities; ● Monitoring and evaluating our compliance with regulatory requirements to which we are subject; and ● Overseeing our objectives, policies and efforts related to corporate responsibility matters, including sustainability, environmental, corporate citizenship, social, political and public policy issues and developments.	4

The Compliance and Reimbursement Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

 Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. In addition, the Compensation and Organization Committee reviews the Company’s compensation program and risk elements to the Company in connection with the structure of the compensation plan.

2022 Proxy Statement	19

Corporate Governance

 Board Evaluations

On an annual basis, the Nominating and Corporate Governance Committee leads a comprehensive evaluation process of the Board. Each director completes questionnaires covering matters related to the performance of the full Board and each standing committee. At the request of the Chair of the Nominating and Corporate Governance Committee, outside counsel reviews and prepares a summary of the completed questionnaires. The Nominating and Corporate Governance Committee reviews and discusses the results of the questionnaires, and reports the results to the full Board, which further reviews and discusses the results of the evaluations.

 Environmental, Social & Governance Matters

At Tactile Medical, our mission is to reveal and treat people with underserved chronic conditions and help them care for themselves at home. As reflected in our Code of Business Conduct and Ethics, our company is customer-focused and mission-driven. Our unique offering includes advanced, clinically proven pneumatic compression and mobile airway clearance devices, as well as continuity of care services provided by a national network of product specialist and trainers, reimbursement experts, patient advocates and clinical staff. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. In addition to improving the quality of life for patients with chronic conditions, our solutions help increase clinical efficacy and reduce overall healthcare costs.

The Company’s core values are the foundation upon which we conduct our business and interactions with patients, healthcare professionals, caregivers, business partners, shareholders, communities, and one another. Guiding the work we do every day and influencing business aspirations, our people take pride in the fact that:

Tactile Medical is focused more than ever on continuous improvement and our active commitment to environmental, social, and corporate governance (“ESG”) matters. This dedication is exemplified in our corporate culture, starting at the top with our Board of Directors. Our Board is actively engaged in the oversight of the Company’s environmental and

20	Tactile Systems Technology, Inc.

Corporate Governance

social initiatives. The Board reviews the Company’s performance and progress on each ESG objective and provides guidance to management with respect to significant sustainability and corporate responsibility initiatives. In addition, our Compensation and Organization Committee and our Nominating and Corporate Governance Committee have oversight and review responsibilities related to human capital management and corporate responsibility matters, respectively.

Set forth below are the principal components of our Corporate Responsibility and Sustainability Strategy:

Human Capital Management

●

Attract top quality talent by expanding recruitment efforts and utilizing a Human Resource platform with enhanced capabilities to report, track and administer programs and initiatives

●

Evaluate employee salaries to ensure fair and competitive compensation

●

Offer a comprehensive benefits package to promote the health, productivity, and happiness of our employees

●

Foster a culture of entrepreneurship, passion for our patients, and drive to excel in our market

●

Encourage employee engagement and input

●

Provide a work environment free from harassment, intimidation, and discrimination

●

Drive employee growth and development through education and training, supervisory coaching, and annual performance reviews

Diversity, Equity & Inclusion

●

Embrace diversity and continue to create a culture of inclusion by supporting employee engagement, seeking feedback and providing training on diversity, equity, and inclusion specific to our organization

●
Recruit diverse applicants with various experiences, perspectives, and ideas to facilitate innovation and a well-rounded Company
●
Enforce our anti-discrimination policy and prohibit retaliation for reporting incidents
●
Promote the values of equality, dignity and respect in business operations consistent with our Human Rights Policy
●
Further advance diversity, equity, and inclusion in the workplace and encourage systemic change through self-evaluation, improvement, and transparency

Community Involvement & Social Responsibility
●
Participate in volunteer activities and engage in communities in which we work to support local initiatives
●
Support awareness of chronic lymphatic, vascular, and pulmonary conditions and enhance access to care in underserved communities by providing charitable and educational grants to organizations and healthcare professionals consistent with our mission, values, and policies
●
Fund and support continued clinical research to advance the treatment of chronic lymphatic, vascular, and pulmonary conditions treated by our devices, improve the lives of our patients, and lessen the financial burden on the healthcare system
●
Support access to care for patients experiencing financial hardship with our patient assistance consideration program discounted and donated devices

2022 Proxy Statement	21

Corporate Governance

Ethics & Compliance
●
Apply our Code of Business Conduct and Ethics as the foundation for our compliance program, business operations, and employee behavior
●
Analyze and prioritize business risks through our enterprise risk assessment process
●
Supply training, resources, tools, and support to engage our employees and foster an ethical and open business culture rooted in our core values
●
Empower our employees, vendors, customers, and other stakeholders to hold us accountable without fear of retaliation by promoting open communication, requesting feedback, and providing multiple avenues to report potential issues and concerns including a designated email account and an anonymous hotline available 24/7

Privacy & Data Security
●
Maintain a robust data security program supported by regular security audits, with dedicated oversight by the Information Security Director, and regular reports to the Board
●
Uphold privacy policies, management oversight, accountability structures, security awareness training, and technology processes designed to protect privacy and personal data
●
Notify patients of their rights and use of personal information through our Notice of Privacy Practices provided at our first patient interaction and included in each order shipment as well as available on our website

Sustainable Sourcing
●
Prohibit human trafficking, exploitation, forced labor and slavery in our business operations, including our supply chain
●
Survey and audit our suppliers in accordance with our Quality Management System and supplier agreements to confirm suppliers are operating in conformity with our Supplier Code of Conduct
●
Work with our suppliers to meet standards and requirements in the event gaps are identified

Responsible Operations
●
Integrate safety into all activities to reduce illness and injuries through the establishment of well-defined safety, health, and environmental policies and procedures and ongoing training
●
Review post market product quality to ascertain opportunities for advancement
●
Identify areas of development during performance improvement assessments for continuous product and service enhancement
●
Minimize the risk of business disruptions by annually reviewing our Business Continuity and Disaster Recovery Plan to assess suitability and revise when appropriate
●
Monitor and assess local conditions across the country that may impede the ability of our patients to receive their device timely and educate our patients on how to plan for an emergency as part of our patient welcome materials
●
Identify an environmental objective and target annually through the Environmental Management System to reduce our impact

We understand the importance of being a responsible corporate citizen and the value of providing transparency to our employees, patients, business partners, and shareholders. Further information on our ESG initiatives can be found in our Corporate Responsibility and Sustainability Report, which is available in the “Investors – Corporate Governance” section of our website at www.tactilemedical.com.

22	Tactile Systems Technology, Inc.

DIRECTOR COMPENSATION

The following table presents the compensation for each person who served as a member of our Board of Directors during 2022, other than Mr. Reuvers. Mr. Reuvers, who is also our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Reuvers during 2022 is presented in the 2022 Summary Compensation Table.

 2022 Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Bill Burke	105,000	144,994	249,994
Raymond Huggenberger	70,000	144,994	214,994
Richard Nigon(3)	27,500	—	27,500
Sheri Dodd	65,726	144,994	210,720
Deepti Jain	71,452	144,994	216,446
Kevin Roche(3)	24,839	—	24,839
Peter Soderberg(3)	21,290	—	21,290
Brent Shafer	72,500	190,139	262,639
Valerie Asbury	68,226	190,139	258,365

(1)	During 2022, each non-employee director could elect to receive between 10% and 100% of their aggregate cash retainers in the form of restricted stock units (“RSUs”), with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. During 2022, no director elected to receive RSUs, and there were no RSUs issued to non-employee directors, in lieu of their quarterly cash retainer amount.
(2)	Amounts shown represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of awards of RSUs granted in 2022. On May 9, 2022, the date of our 2022 Annual Meeting of Stockholders, we granted each non-employee director at the time 12,103 RSUs, which will vest in full on the earlier of one year from the grant date or the date of the 2023 Annual Meeting. Mr. Shafer and Ms. Asbury were both granted an additional 2,435 RSUs on February 24, 2022, which vested on the date of the 2022 Annual Meeting.
(3)	The service of Messrs. Nigon, Roche and Soderberg as directors ended on May 9, 2022, the date of the 2022 Annual Meeting.

The aggregate number of RSUs and shares subject to stock options outstanding at December 31, 2022 for each non-employee director was as follows:

Name	Aggregate Number of RSUs Held as of December 31, 2022	Aggregate Number of Stock Options Held as of December 31, 2022(1)
Bill Burke	12,103	3,713
Raymond Huggenberger	12,103	7,175
Sheri Dodd	12,103	—
Deepti Jain	12,103	—
Brent Shafer	12,103	—
Valerie Asbury	12,103	—

2022 Proxy Statement	23

Director Compensation

(1)	All of the stock options are exercisable.

In 2022, our non-employee directors received cash compensation as follows:

Non-Employee Director Compensation Element	Payment
Board Service (Annual Cash Retainer)
All Members	$50,000
Additional Amount for the Chairman of the Board	$50,000
Committee Service (Annual Cash Retainer)	Member	Chair
Audit Committee	$10,000	$20,000
Compensation and Organization Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Compliance and Reimbursement Committee	$5,000	$10,000

Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. These RSUs are fully vested upon grant and represent the right to receive one share of our common stock for each RSU upon the earlier of the director’s separation from service as a director of ours or the occurrence of a change in control of our Company.

We also reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, on the date of the 2022 Annual Meeting of Stockholders, each of our non-employee directors received an annual equity award of RSUs that had a value of $145,000, with the number of RSUs calculated by dividing $145,000 by the closing sale price per share of our common stock on the date of grant.

These RSUs will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.

Our Stock Ownership Guidelines (the “Guidelines”) apply to our non-employee directors, as well as our executive officers. For a description of the provisions of the Guidelines applicable to our executive officers, see “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines”. Under the Guidelines, each non-employee director is expected to own shares of our common stock with a value at least equal to five times the annual Board cash retainer (not including any chair or committee retainers). Shares owned directly and indirectly, as well as full-value equity awards (such as RSUs) with only a time-based vesting condition, count toward the ownership level under the Guidelines, but shares subject to vested or unvested stock options and equity awards with a performance-based vesting condition do not count toward the ownership level under the Guidelines.

The applicable ownership level is to be achieved by our directors within the later of December 9, 2026 or five years of when he or she becomes subject to the Guidelines. Until a director has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award. “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the director would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price. Each of our non-employee directors either complies with, or is making progress within the permitted time period to comply with, the stock ownership level applicable to him or her under the Guidelines.

24	Tactile Systems Technology, Inc.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to direct the appointment of a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Grant Thornton LLP has audited our financial statements for each year since the year ended December 31, 2015. We expect representatives of Grant Thornton LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023.

2022 Proxy Statement	25

AUDIT MATTERS

 Auditor Fees

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Grant Thornton LLP and its affiliates for our fiscal years ended December 31, 2022 and 2021.

	Year Ended
	December 31,
	2022	2021
Audit Fees	$592,800	$515,618
Audit-Related Fees	—	155,480
Tax Fees	—	—
All Other Fees	—	—
Total	$592,800	$671,098

Audit Fees. Audit fees consist of fees billed for professional services performed by Grant Thornton LLP for the audit of our annual financial statements, the review of interim financial statements, the audit of the effectiveness of our internal control over financial reporting and services that are normally provided in connection with registration statements. Audit fees for 2022 also include $20,800 for professional services rendered in connection with the audit of Provider Relief Fund financial statements, which related to the requirements of acceptance of the CARES Act funding received in 2019.

Audit-Related Fees. Audit-Related Fees in 2021 consist of fees for due diligence services provided in connection with our acquisition of AffloVest in 2021. There were no such fees incurred in 2022.

Tax Fees.  There were no such fees incurred in 2022 or 2021.

All Other Fees. There were no such fees incurred in 2022 or 2021.

 Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. Under the policy, the Chairman of the Audit Committee has also been delegated the authority to approve services up to a specified fee amount. The Chairman of the Audit Committee will report, for informational purposes only, any interim pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management.

All Grant Thornton LLP services and fees were pre-approved in accordance with the policy described above. The fees for the year-end audit for the year ended December 31, 2022 were also approved by the Audit Committee.

26	Tactile Systems Technology, Inc.

Audit Matters

 Audit Committee Report

The Audit Committee assists the Board of Directors with the oversight of our financial reporting process. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Grant Thornton LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), as well as auditing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2022, with management. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited 2022 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

THE AUDIT COMMITTEE Deepti Jain, Chair Valerie Asbury Brent Shafer

2022 Proxy Statement	27

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (commonly referred to as the “say-on-pay” vote), as required pursuant to Section 14A of the Exchange Act. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. Our Board and Compensation and Organization Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation and Organization Committee. However, the Board of Directors and the Compensation and Organization Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote. We currently hold our say-on-pay vote every year, so the next advisory vote on the compensation of our named executive officers will occur at our 2024 Annual Meeting of Stockholders. The next advisory vote regarding the frequency of future say-on-pay votes will occur at our 2025 Annual Meeting of Stockholders.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

28	Tactile Systems Technology, Inc.

EXECUTIVE COMPENSATION

 Compensation Discussion and Analysis

This section discusses the material components of the executive compensation program offered to our named executive officers identified below. For 2022, our named executive officers were:

●	Daniel L. Reuvers, Chief Executive Officer;
●	Brent A. Moen, our Chief Financial Officer through March 19, 2023;
●	Kristie T. Burns, Senior Vice President, Marketing and Clinical Affairs; and
●	Eric C. Pauls, Senior Vice President, Sales.

As previously announced, effective March 20, 2023, Elaine Birkemeyer was appointed our Chief Financial Officer, replacing Mr. Moen, who had previously announced his retirement. Mr. Moen did not receive any severance or similar payments or benefits as a result of his retirement. Ms. Birkemeyer’s initial compensation consists of a base salary of $400,000, a bonus target amount equal to 55% of her base salary, prorated for the 2023 plan year, $610,000 in restricted stock units, $240,000 in performance stock units and participation in our executive severance plan.

Compensation Objectives and Process

Our compensation programs are designed to:

●	attract and retain individuals with superior ability and managerial experience;
●	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and
●	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our Compensation and Organization Committee is primarily responsible for establishing and approving the compensation for all of our executive officers. The Compensation and Organization Committee oversees our compensation and benefit plans and policies, oversees and administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The Compensation and Organization Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation and Organization Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

Our Compensation and Organization Committee also values the opinions of our stockholders, and it reviews and considers the outcome of our annual say-on-pay vote, along with other relevant factors, in evaluating the compensation program for the named executive officers. At our 2021 annual meeting, stockholders showed strong support for our executive compensation program, with approximately 98% of votes cast approving our advisory say-on-pay resolution.

2022 Proxy Statement	29

Executive Compensation

The Compensation and Organization Committee considered the strong level of stockholder support and made no material changes in our executive compensation program for 2022 as a result of the 2021 say-on-pay vote.

01 NO TAX GROSS-UPS OUR NAMED EXECUTIVE OFFICERS ARE NOT ENTITLED TO ANY TAX GROSS-UP TREATMENT ON ANY SEVERANCE OR CHANGE IN CONTROL BENEFITS.

  02

NO EXCESSIVE RISK

OUR COMPENSATION AND
ORGANIZATION COMMITTEE
REVIEWED OUR COMPENSATION
PROGRAM AND DETERMINED
THAT IT DOES NOT CREATE
INAPPROPRIATE OR EXCESSIVE
RISK THAT IS LIKELY TO HAVE A
MATERIAL ADVERSE EFFECT
ON OUR COMPANY.

03 STANDARDIZED EQUITY GRANT TIMING WE GENERALLY GRANT EQUITY AWARDS ON THE SECOND TRADING DAY FOLLOWING THE ISSUANCE OF OUR EARNINGS RELEASE FOR A COMPLETED FISCAL QUARTER.

    04

INDEPENDENT
COMPENSATION CONSULTANT

OUR COMPENSATION AND
ORGANIZATION COMMITTEE
ENGAGES AN
INDEPENDENT COMPENSATION
CONSULTANT TO ASSIST THE
COMMITTEE WITH
DETERMINING COMPENSATION
FOR OUR NAMED EXECUTIVE
OFFICERS AND TO PROVIDE THE
COMMITTEE

WITH MARKET DATA AND
GUIDANCE ON BEST PRACTICES.

COMPENSATION POLICIES AND PRACTICES
08 STOCK OWNERSHIP GUIDELINES WE MAINTAIN STOCK OWNERSHIP GUIDELINES WHICH REQUIRE OUR NAMED EXECUTIVE OFFICERS TO BENEFICIALLY OWN SHARES OF OUR COMMON STOCK.			05 NO HEDGING OR PLEDGING TRANSACTIONS OUR INSIDER TRADING POLICY PROHIBITS OUR DIRECTORS AND EXECUTIVE OFFICERS FROM PURCHASING OUR SECURITIES ON MARGIN, OR OTHERWISE PLEDGING OR HEDGING OUR SECURITIES.
07 MULTI-YEAR PERFORMANCE PERIODS THE ANNUAL EQUITY AWARDS GRANTED TO OUR NAMED EXECUTIVE OFFICERS VEST OR ARE EARNED OVER A MULTI-YEAR PERIOD.

  06

PERFORMANCE-BASED
COMPENSATION

OUR COMPENSATION PROGRAM IS
DESIGNED SO THAT A SIGNIFICANT
PORTION OF COMPENSATION IS
“AT RISK” BASED ON CORPORATE
PERFORMANCE, AS WELL AS EQUITY-
BASED, ALIGNING THE INTERESTS OF
OUR NAMED EXECUTIVE OFFICERS
AND OUR STOCKHOLDERS.

30	Tactile Systems Technology, Inc.

Executive Compensation

Use of Compensation Consultant and Market Comparisons

In connection with the Compensation and Organization Committee’s review of our 2022 executive compensation program, the Compensation and Organization Committee directly engaged Coda Advisors LLC (“Coda”) to act as its outside compensation consultant to perform a review of executive compensation, including a market benchmarking assessment. Coda assisted the Compensation and Organization Committee with evaluating our compensation philosophy and providing guidance in administering our compensation program. Coda does not provide any other services to the Company. The Compensation and Organization Committee has determined that the work of Coda has not raised any conflict of interest.

The Compensation and Organization Committee reviewed a report prepared by Coda reflecting a benchmarking review of our executive compensation program, including base salary, cash incentive and equity award levels for our executives, compared to competitive practice for companies in related businesses of similar size and market value. The competitive compensation data was analyzed for a 17-company peer group of publicly traded medical device and technology companies using the most recent annual meeting proxy statements, annual reports and 8-K filings. The 17 companies included in the peer group were:

● Antares Pharma, Inc.	● Cutera, Inc.	● MiMedx Group, Inc.
● Artivion, Inc.	● Glaukos Corporation	● Nevro Corp.
● AtriCure, Inc.	● Inogen, Inc.	● SeaSpine Holdings Corp.
● Axogen, Inc.	● Intersect ENT, Inc.	● STAAR Surgical Company
● Axonics, Inc.	● iRhythm Technologies, Inc.	● Surmodics, Inc.
● Cardiovascular Systems, Inc.	● LeMaitre Vascular, Inc.

Although the Compensation and Organization Committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Compensation and Organization Committee does believe that compensation data is important to the competitive positioning of the Company’s compensation levels. The Committee utilized this data to assess whether our executive compensation falls within a competitive range against industry norms. For 2022, the Committee generally targeted the 50th percentile of our peer group for benchmarking purposes.

Executive Compensation Components and 2022 Determinations

Our executive compensation program in 2022 consisted of base salary, cash incentive bonuses, long-term incentive compensation in the form of performance stock units (“PSUs”) and RSUs, and a broad-based benefits program. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The Compensation and Organization Committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience and responsibilities, and the compensation of executive officers in similar positions at comparable companies.

2022 Proxy Statement	31

Executive Compensation

Base Salary

Our named executive officers receive a base salary to compensate them for the satisfactory performance of duties to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries for 2022 for the named executive officers were set based on market competitiveness utilizing the compensation data of the peer group provided by the Compensation and Organization Committee’s compensation consultant.

In December 2021, the Compensation and Organization Committee approved increases for each named executive officer at the time, as shown below, effective January 1, 2022, based on its review of the base salaries of executives in similar positions at the companies in our peer group.

The following table sets forth the annual base salary of each of the named executive officers for 2022, as well as the percentage increase over 2021 base salary amounts:

Name	2022 Base Salary	2021 Base Salary	Percentage Increase
Daniel Reuvers	$625,000	$572,000	9.3%
Brent Moen	$411,000	$397,000	3.5%
Kristie Burns	$362,000	$350,000	3.4%
Eric Pauls	$340,000	$325,000	4.6%

Cash Incentive Compensation

Our Compensation and Organization Committee has adopted a Management Incentive Plan (the “MIP”) pursuant to which annual cash incentive opportunities may be provided to our executive officers and other employees. The MIP provides that any of our employees is eligible to participate, and that the Compensation and Organization Committee will designate which employees will participate in the MIP and be granted an award for each calendar year performance period. When an award is made, the Compensation and Organization Committee will specify the terms and conditions of the award, which will include the performance goals and period under which the award may be earned. The performance measures specified in the MIP involve a variety of financial and operational measures, and performance goals based on these measures may relate to Company, subsidiary, business unit or individual performance.

In connection with establishing or applying the performance goals applicable to any performance period, the Compensation and Organization Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Compensation and Organization Committee’s judgment, the impact of events during the performance period that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), changes in applicable tax laws or accounting principles, equity restructurings, reorganizations or other changes in corporate capitalization.

Following the completion of each performance period, the Compensation and Organization Committee will determine the degree to which the applicable performance goals were attained and the corresponding award amounts that would be payable to participants based on such attainment. The Compensation and Organization Committee retains the discretion, based on factors it deems relevant, to increase or decrease (including to zero) the amount of an award that would otherwise be payable to any participant based on attainment of applicable performance goals. The amount of any award determined by the Compensation and Organization Committee to be payable will be paid to the participant in a lump sum cash payment no later than March 15 of the calendar year immediately following the applicable

32	Tactile Systems Technology, Inc.

Executive Compensation

performance period. A participant must continue to be employed by us on the date of payment to receive payment of an award under the MIP.

In January 2022, the Compensation and Organization Committee, pursuant to the MIP and with respect to the 2022 performance period, selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to our named executive officers if and to the extent the performance goals are satisfied. As in the prior year, the Committee selected revenue and net income before interest, taxes, depreciation and amortization, stock-based compensation expense and other adjustments (“Adjusted EBITDA”) as the performance measures, which are among the performance measures set forth in the MIP.

Target bonus amounts for these named executive officers were split 80% based on our achievement of 2022 revenue goals and 20% based on our achievement of 2022 Adjusted EBITDA goals.

The following payout levels associated with the degree to which the revenue and Adjusted EBITDA goals were attained for 2022 were as follows:

Revenue (In millions)	Threshold	Target	Maximum
Results	$219.9	$248.7	$272.7
Percentage Payout Level	50%	100%	150%

Adjusted EBITDA (In millions)	Threshold	Target	Maximum
Results	$15.3	$17.1	$18.6
Percentage Payout Level	50%	100%	150%

The Compensation and Organization Committee provided that payout levels would be interpolated for results between the threshold and maximum levels.

In January 2022, the Compensation and Organization Committee also established the target amounts to which the resulting percentage payout level would be applied. The target dollar amount as percentage of base salary for each participating named executive officer was:

Name	Target Dollar Amount as a Percentage of Base Salary
Daniel Reuvers	90%
Brent Moen	55%
Kristie Burns	45%
Eric Pauls	45%

The MIP for 2022 also provided that if the aggregate amount to be paid to all employees of the Company under the MIP for 2022 would cause the Company’s Adjusted EBITDA for 2022 to fall below $15.3 million, the Company would reduce the amounts paid to all employees on a pro rata basis based on each employee’s potential bonus award payout amount such that the aggregate amount to be paid to all employees of the Company under the MIP for 2022 would not cause the Company’s Adjusted EBITDA to fall below $15.3 million.

On February 25, 2023, our Compensation and Organization Committee determined the degree to which the 2022 revenue and Adjusted EBITDA goals were attained, and the resulting payout level relative to the target amount for each metric. For 2022, revenue was $246.8 million, and therefore the Committee determined that the resulting percentage payout level relative to the target amount for that metric was 96%. For 2022, Adjusted EBITDA was $18.3 million, and therefore

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Executive Compensation

the Committee determined that the resulting percentage payout level relative to the target amount for that metric was 140%. Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure. The weightings applicable to each of the revenue metric (80%) and the Adjusted EBITDA metric (20%) were then applied to the percentage payout level for each metric, resulting in a weighted payout percentage of 104.8% of the target dollar amount.

The Committee did not exercise any discretion to increase or decrease the amounts payable pursuant to the MIP for 2022 as calculated pursuant to the terms as described above. As a result, based on the results as applied to the MIP for 2022 as described above, the Compensation and Organization Committee’s approval resulted in the payment of the following amounts to our named executive officers under the MIP for 2022:

Name	2022 MIP Payment
Daniel Reuvers	$589,500
Brent Moen	$236,900
Kristie Burns	$170,719
Eric Pauls	$160,344

Equity-Based Compensation

Equity Awards Granted in 2022

With respect to the 2022 annual equity awards to the named executive officers, the Compensation and Organization Committee reviewed various factors, including the total compensation package of our executives, its focus on pay for performance and its compensation consultant’s recommendation to provide a mix of equity-based compensation for 2022. The Compensation and Organization Committee determined to continue to grant RSUs and PSUs to our executive officers, but no longer to grant stock options. The Compensation and Organization Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention. The Compensation and Organization Committee determined that the mix of RSUs and PSUs would be 50% RSUs and 50% PSUs for Mr. Reuvers and 60% RSUs and 40% PSUs for the other named executive officers.

In February 2022, under our 2016 Equity Incentive Plan (the “2016 Plan”), the Compensation and Organization Committee approved the grant of RSUs and PSUs (the “2022 PSUs”) to our named executive officers, as the long-term incentive component of our compensation program. The RSUs and 2022 PSUs had an effective grant date of February 24, 2022, which was the second trading day following the issuance of our earnings release for the fourth quarter and full year 2021.

The number of RSUs and the target number of 2022 PSUs granted to our named executive officers in February 2022 were as follows:

Name	Restricted Stock Units (#)	Target Performance Stock Units (#)
Daniel Reuvers	53,937	53,937
Brent Moen	29,126	19,417
Kristie Burns	16,181	10,787
Eric Pauls	12,944	8,629

The RSUs granted to our named executive officers in 2022 will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date. The 2022 PSUs will be earned if and to the extent

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performance goals based on revenue growth and Adjusted EBITDA margin in 2023 are achieved. The revenue growth performance factor will be weighted at 80% and the Adjusted EBITDA margin performance factor will be weighted at 20%. Participants will have the ability to earn between 50% of the target number of 2022 PSUs for achieving threshold performance and 150% of the target number of 2022 PSUs for achieving maximum performance. If and to the extent any 2022 PSUs are determined by the Compensation and Organization Committee to be earned based on the level of achievement of the performance goals, one-third of the earned 2022 PSUs will vest on the date on which the Committee certifies the number of 2022 PSUs earned, and the remaining two-thirds of the earned 2022 PSUs will vest on the first anniversary of that certification date.

Earned PSU Awards for 2022 Performance Period

On February 25, 2023, the Compensation and Organization Committee determined the degree to which the performance goals under the PSUs granted to the named executive officers in 2021 (the “2021 PSUs”) were satisfied, and the resulting number of PSUs that had been earned during the performance period of 2022 under the terms of the 2021 PSUs.

The 2021 PSUs provided that they would have been earned if and to the extent the performance goals based on revenue and Adjusted EBITDA in 2022 were achieved, where the revenue performance factor was weighted at 65% and the Adjusted EBITDA performance factor was weighted at 35%.

The 2021 PSU performance goals based on revenue and Adjusted EBITDA achieved in 2022 were as follows:

Performance Level	Revenue (65% Weighting)	Revenue Payout Factor	Adjusted EBITDA (35% Weighting)	Adjusted EBITDA Payout Factor
Threshold	$231.6 million	50%	$30.5 million	50%
Target	$272.5 million	100%	$40.5 million	100%
Maximum	$313.4 million	150%	$50.5 million	150%

The 2021 PSUs provided that if the revenue or Adjusted EBITDA amount achieved by the Company during 2022 was between performance levels specified in the table, the corresponding payout factor would be determined by linear interpolation. Further, if actual results are below the threshold performance level specified in the table, the corresponding payout factor will be zero.

On February 25, 2023, our Compensation and Organization Committee determined the degree to which the 2022 revenue and Adjusted EBITDA goals under the 2021 PSUs were attained, and the resulting payout level relative to the target amount for each metric. For 2022, revenue was $246.8 million, and therefore the Committee determined that the resulting payout factor relative to the target amount for that metric was 68.6%. For 2022, Adjusted EBITDA was $18.3 million, and therefore the Committee determined that the resulting payout factor relative to the target amount for that metric was 0%. Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

The weightings applicable to each of the revenue metric (65%) and the Adjusted EBITDA metric (35%) were then applied to the percentage payout level for each metric, resulting in a weighted payout percentage of 44.6% of the target number of PSUs.

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Executive Compensation

Based on these determinations, the Compensation and Organization Committee approved the following number of PSUs earned for each named executive officer pursuant to the 2021 PSUs:

Name	Target Number of 2021 PSUs	Actual Number of 2021 PSUs Earned
Daniel Reuvers	14,534	6,482
Brent A. Moen	5,167	2,304
Kristie Burns	2,156	962
Eric Pauls	1,334	595

One-third of the earned PSUs shown in the table above vested on February 25, 2023, the date on which the Committee certified the number of PSUs earned, and the remaining two-thirds of the earned PSUs will vest on the first anniversary of that certification date.

Executive Severance Arrangements

On November 1, 2018, the Compensation and Organization Committee of our Board of Directors approved and adopted the Tactile Systems Technology, Inc. Executive Employee Severance Plan (the “Severance Plan”). Employees who are designated by our Board of Directors or a committee thereof are eligible to be participants in the Severance Plan. Each of Messrs. Reuvers and Pauls and Ms. Burns is, and Mr. Moen was, a participant in the Severance Plan. In connection with their designation as a participant in the Severance Plan, each of the participants entered into a Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement (each, a “Restrictive Covenants Agreement”) with us. See “Potential Payments Upon Termination or Change in Control – Severance Plan” for a description of the terms of the Severance Plan. The Compensation and Organization Committee adopted the Severance Plan in lieu of the employment agreements to provide for standardization of the severance terms for all of our executive officers.

Retirement, Health, Welfare and Additional Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other full-time employees. Our 401(k) plan permits, but does not require, the Company to make discretionary contributions. The Company made contributions to named executive officers under the 401(k) plan in 2022, as shown in the ”2022 Summary Compensation Table.”

We have an Employee Stock Purchase Plan (“ESPP”) in which all of our employees who have been employed for at least 60 days are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of their eligible compensation, subject to certain limitations. The purchase price of our common stock acquired on each purchase date under the ESPP will be no less than 85% of the lower of the closing market price per share of our common stock on (i) the first trading day of the applicable purchase period or (ii) the last trading day of the applicable purchase period.

Clawback Policy

Our Board of Directors has established an incentive compensation recovery policy, or clawback policy, which requires reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive when (i) the

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Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements and the executive’s award, vesting, or payment of an award would have been smaller given the restated financial information and the award vesting or payment occurred or was received during the three-year period preceding the date on which the Company is required to prepare the restatement, or (ii) there is misconduct resulting in either a violation of the law or of Company policy that has caused significant financial or reputational harm to the Company and either the executive committed the misconduct directly or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

In October 2022, the SEC adopted final rules under the Dodd-Frank Act directing national securities exchanges to establish listing standards related to clawback policies. Nasdaq recently posted proposed listing standards requiring listed companies to adopt compensation recoupment policies containing certain provisions. The Compensation and Organization Committee will make appropriate modifications to the Company’s clawback policy to comply with the new listing standards once they are finalized.

Compensation Risk Assessment

The Compensation and Organization Committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation and Organization Committee believes that our compensation programs do not foster undue risk-taking, because they focus on performance of Company-wide annual goals that are aligned with the long-term interests of our stockholders and they include risk control and mitigation factors.

Stock Ownership Guidelines

Our Board of Directors has established Stock Ownership Guidelines applicable to our directors and executive officers. For a description of the provisions of the Guidelines applicable to our directors, see “Director Compensation.”

Under the Guidelines, our Chief Executive Officer is expected to own shares of our common stock with a value at least equal to three times his annual base salary, and our other executive officers are expected to own shares of our common stock with a value at least equal to one times their annual base salaries. Shares owned directly and indirectly, as well as the full-value equity awards (such as RSUs) with only a time-based vesting condition, count toward the ownership level under the Guidelines, but shares subject to vested or unvested stock options and equity awards with a performance-based vesting condition do not count toward the ownership level under the Guidelines.

The applicable ownership level is to be achieved by our executive officers within the later of December 9, 2026 or five years of when he or she becomes subject to the Guidelines. Until an executive officer has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award. “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the officer would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. The Compensation and Organization Committee is responsible for monitoring the application of the Guidelines.

Each of our executive officers either complies with, or is making progress within the permitted time period to comply with, the stock ownership level applicable to him or her under the Guidelines.

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Executive Compensation

Prohibition on Pledging and Hedging

Under the terms of our Insider Trading Policy, our executive officers and directors are prohibited from: pledging our stock; engaging in short sales of our stock; buying or selling put or call options or other derivative securities based on our stock; purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock; and engaging in limit orders or other pre-arranged transactions that execute automatically, except for same-day limit orders and approved 10b5-1 plans.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee.” Although a previous exception to this limit for “performance-based” compensation has since been eliminated, the Compensation and Organization Committee continues to believe that a significant portion of our executives’ compensation should be tied to the Company’s performance and that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company.

Also the Compensation and Organization Committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

 Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

THE COMPENSATION AND ORGANIZATION COMMITTEE
Raymond Huggenberger, Chair Sheri Dodd Brent Shafer

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Executive Compensation

 2022 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for 2022, 2021 and 2020:

		Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Daniel Reuvers (7)	2022	625,000	—	1,999,984	—	589,500	6,100	3,220,584
Chief Executive Officer	2021	571,154	—	1,124,931	374,999	—	5,800	2,076,884
	2020	296,154	251,731	708,976	709,009	—	59,108	2,024,978
Brent Moen	2022	411,000	—	899,987	—	236,900	6,100	1,553,987
Chief Financial Officer	2021	396,539	—	533,234	266,659	—	5,800	1,202,232
	2020	383,977	144,375	933,240	266,655	—	—	1,728,247
Kristie Burns (7)	2022	362,000	—	499,987	—	170,719	6,100	1,038,806
SVP, Marketing and Clinical Affairs	2021	262,500	—	483,276	116,653	—	7,269	869,698
Eric Pauls (7)	2022	340,000	—	399,964	—	160,344	6,100	906,408
SVP, Sales	2021	206,250	75,000	394,335	72,204	—	5,625	753,414

(1)	Represents base salary earned during the year indicated.
(2)	Represents: (a) for Mr. Moen, for 2020, a payout of 75% of target payout; (b) for Mr. Reuvers, for 2020, a cash bonus amount equal to 85% of his base salary earned during 2020, as provided for in his offer letter; and (c) for Mr. Pauls, for 2021, a cash bonus amount of $75,000 as provided for in his offer letter.
(3)	Represents the aggregate grant date fair value of RSU and PSU awards granted during the given year, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of RSUs in the grant and for PSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of shares that would be earned based on the probable outcome of the applicable performance conditions.

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Executive Compensation

The following table presents the grant date fair value of the PSUs included in this column and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved and the grant date fair value of the RSUs included in this column:

	2022 PSUs		2022 RSUs	2021 PSUs		2021 RSUs	2020 PSUs		2020 RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Daniel Reuvers	999,992	1,499,979	999,992	749,954	1,124,932	374,977	—	—	708,976
Brent Moen	359,991	539,978	539,996	266,617	399,900	266,617	266,618	399,903	666,622
Kristie Burns	199,991	299,977	299,996	116,640	174,959	366,636	—	—	—
Eric Pauls	159,982	239,963	239,982	72,169	108,254	322,166	—	—	—

(4)	Represents the aggregate grant date fair value of the option awards granted during the given year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(5)	Represents awards earned under the applicable bonus plan during the given year, related to performance objectives as to which the outcomes were substantially uncertain at the time the performance objectives were established. These amounts were earned related to performance in the year shown but paid in the following year. For additional information regarding our bonus programs, see the section titled “Executive Compensation Components and 2022 Determinations—Cash Incentive Compensation” above.
(6)	Represents: (a) for each named executive officer for 2022 and 2021, the amount to be paid by the Company to match, in part, the contributions of each of them to their respective 401(K) plan account, and (b) for Mr. Reuvers in 2020, $50,000 in moving expenses and $9,108 in legal fees paid under the terms of his offer letter.
(7)	Mr. Reuvers joined the Company in June 2020, Ms. Burns joined the Company in March 2021 and Mr. Pauls joined the Company in May 2021.

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Executive Compensation

 Grants of Plan-Based Awards in 2022

The following table sets forth information regarding grants of plan-based awards to our named executive officers during 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Award Type	Grant Date	Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Daniel Reuvers
RSUs	2/24/2022	1/20/2022							53,937	999,992
PSUs	2/24/2022	1/20/2022				26,968	53,937	80,905		999,992
MIP		1/20/2022	281,250	562,500	843,750

Brent Moen
RSUs	2/24/2022	1/20/2022							29,126	539,996
PSUs	2/24/2022	1/20/2022				9,708	19,417	29,125		359,991
MIP		1/20/2022	113,025	226,050	339,075

Kristie Burns
RSUs	2/24/2022	1/20/2022							16,181	299,996
PSUs	2/24/2022	1/20/2022				5,393	10,787	16,180		199,991
MIP		1/20/2022	81,450	162,900	244,350

Eric Pauls
RSUs	2/24/2022	1/20/2022							12,944	239,982
PSUs	2/24/2022	1/20/2022				4,314	8,629	12,943		159,982
MIP		1/20/2022	76,500	153,000	229,500

(1)	Amounts shown in this column represent the potential cash payout amounts under the 2022 MIP. The Actual cash bonus payout amounts approved by the Compensation and Organization Committee are disclosed in the Summary Compensation Table in the “Bonus” column.
(2)	Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.

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Executive Compensation

 Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2022:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)
Daniel Reuvers	42,288	8,737	(2)	36.50	8/5/2027
	6,485	12,971	(3)	51.60	2/25/2028
						3,394	(6)	38,963
						4,845	(7)	55,621
						53,937	(10)	619,197
						4,321	(11)	49,605
									26,968	(12)	309,593
Brent Moen	12,006	—		62.99	11/7/2025
	4,175	—		72.64	3/4/2026
	9,534	4,769	(4)	50.41	2/28/2027
	4,611	9,224	(3)	51.60	2/25/2028
						4,409	(8)	50,615
						3,445	(7)	39,549
						29,126	(10)	334,366
						1,536	(11)	17,633
									9,708	(12)	111,448
Kristie Burns	1,698	3,396	(5)	54.10	5/5/2028
						4,519	(9)	51,878
						16,181	(10)	185,758
						642	(11)	7,370
									5,393	(12)	61,912
Eric Pauls	1,051	2,102	(5)	54.10	5/5/2028
						3,971	(9)	45,587
						12,944	(10)	148,597
						397	(11)	4,558
									4,314	(12)	49,525

(1)	Market value is calculated by multiplying the number of shares by $11.48, the closing sale price per share of our common stock on the Nasdaq Global Market on December 30, 2022, the last trading day of 2022.
(2)	Represents options that vest on August 5, 2023, subject to continued service on the vesting date.
(3)	This option vests as follows: one-third of the shares vest on each of the first three anniversaries of the grant date of February 25, 2021, subject to continued service on each vesting date.
(4)	Represents options that vested on February 28, 2023.

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(5)	This option vests as follows: one-third of the shares vest on each of the first three anniversaries of the grant date of May 5, 2021, subject to continued service on each vesting date.
(6)	Represents RSUs that vest on August 5, 2023, subject to continued service on the vesting date.
(7)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of February 25, 2021, subject to continued service on each vesting date.
(8)	Represents RSUs that vested on February 28, 2023.
(9)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of May 5, 2021, subject to continued service on each vesting date.
(10)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of February 24, 2022, subject to continued service on each vesting date.
(11)	Represents 67% of the 2021 PSUs that were earned based on 2022 performance and which will vest on February 25, 2024, the first anniversary of the date the Compensation and Organization Committee certified the number of 2021 PSUs earned. The other 33% of the earned 2021 PSUs vested on the date the Committee certified the number of 2021 PSUs earned, and those PSUs are reported in the “Option Exercises and Stock Vested for Fiscal 2022” table.
(12)	Represents the threshold number of 2022 PSUs that can be earned based on the results of performance measures in 2023. Any PSUs that are earned will vest as follows: 33% of earned units will vest upon the Compensation Committee certifying the number of 2022 PSUs earned and the remaining 67% will vest on the first anniversary of the initial vest date.

 Option Exercises and Stock Vested for Fiscal 2022

The following table sets forth certain information regarding option exercises by our named executive officers in the year ended December 31, 2022, and RSUs and PSUs held by our named executive officers that vested in the year ended December 31, 2022:

	Option Awards		Stock Awards
	Number of	Value	Number of		Value
	Shares Acquired	Realized	Shares Acquired		Realized
	on Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	($)(1)	(#)		($)(2)
Daniel Reuvers	—	—	7,975	(3)	108,893
Brent Moen	—	—	7,449	(4)	145,754
Kristie Burns	—	—	2,578	(5)	36,126
Eric Pauls	—	—	2,182	(6)	30,516

(1)	Represents the difference between the option exercise price and the closing price of our common stock, as reported on the Nasdaq Global Market, on the date of exercise, multiplied by the number of shares of our common stock underlying the stock options that were exercised.
(2)	Represents the closing price of our common stock, as reported on the Nasdaq Global Market, on the date of vesting, multiplied by the number of shares of common stock underlying RSUs or PSUs that vested.
(3)	Represents 5,814 RSUs that vested during 2022 and 2,161 2021 PSUs that were earned for the 2022 performance period and vested on February 25, 2023, the date the Compensation and Organization Committee certified the number of 2021 PSUs earned.
(4)	Represents 6,681 RSUs that vested during 2022 and 768 2021 PSUs that were earned for the 2022 performance period and vested on February 25, 2023, the date the Compensation and Organization Committee certified the number of 2021 PSUs earned.
(5)	Represents 2,258 RSUs that vested during 2022 and 320 2021 PSUs that were earned for the 2022 performance period and vested on February 25, 2023, the date the Compensation and Organization Committee certified the number of 2021 PSUs earned.
(6)	Represents 1,984 RSUs that vested during 2022 and 198 2021 PSUs that were earned for the 2022 performance period and vested on February 25, 2023, the date the Compensation and Organization Committee certified the number of 2021 PSUs earned.

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Executive Compensation

 Potential Payments Upon Termination or Change in Control

Severance and Restrictive Covenant Arrangements

Each of Messrs. Reuvers and Pauls and Ms. Burns is, and Mr. Moen was, a participant in the Severance Plan and each is a party to a Restrictive Covenants Agreement with us. The terms of the Severance Plan are summarized below under “—Severance Plan.”

The Restrictive Covenants Agreements with each of our named executive officers provide that, among other matters, while the executive officer is employed by us and for a period of 12 months thereafter, he or she will not (i) engage in any competitive business, subject to certain exceptions; (ii) solicit, hire or engage our employees or contractors, or certain former employees; and (iii) solicit, request, advise or induce customers, suppliers or other business contacts of ours to cancel, curtail or otherwise adversely change its relationship with us. Under the Restrictive Covenants Agreements, each executive officer also agrees to disclose and assign to us any and all improvements and inventions that he or she conceives or reduces to practice during his or her employment. In addition, the Restrictive Covenants Agreements contain customary confidentiality provisions.

Severance Plan

Under the Severance Plan, a participant will be entitled to receive the specified severance benefits if his or her employment is terminated (i) at our initiative other than for Cause (as defined below) or (ii) by the participant for Good Reason (as defined below) (each such type of termination, a “Qualifying Severance Event”). A participant who experiences a Qualifying Severance Event will be eligible to receive certain severance benefits under the Severance Plan, including:

●	if the Qualifying Severance Event occurs prior to a Change in Control (as defined below), payment of:

o	an amount equal to two times (for our Chief Executive Officer) or one times (for all other participants) his or her annualized base salary as of the termination date, payable in accordance with our regular payroll schedule for 24 months (for our Chief Executive Officer) or 12 months (for all other participants) thereafter; and

o	the portion of the premium costs that we would have paid, if the participant had remained employed by us, for any continued group health insurance coverage following the termination date, at the same level of coverage, for a period of 18 consecutive months (for our Chief Executive Officer) or 12 consecutive months (for all other participants) after the termination date (or until group health or dental coverage from another employer is received, if earlier); and

●	if the Qualifying Severance Event occurs within 12 months after a Change in Control, payment of:

o	an amount equal to two times (for our Chief Executive Officer) or one times (for all other participants) the sum of (i) his or her annualized base salary as of the termination date, plus (ii) his or her target incentive bonus as of the termination date, payable in a lump sum on the first payroll date occurring more than 60 days after the termination date; and

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Executive Compensation

o	the portion of the premium costs that we would have paid, if the participant had remained employed by us, for any continued group health insurance coverage following the termination date, at the same level of coverage, for a period of 18 consecutive months (for our Chief Executive Officer) or 12 consecutive months (for all other participants) after the termination date (or until group health or dental coverage from another employer is received, if earlier).

In addition, if a participant experiences a Qualifying Severance Event and the termination date occurs:

●	before a Change in Control, then with respect to any equity-based award that has been granted to him or her under one of our equity plans and is outstanding and not fully vested on such termination date (an “Equity Award”), a pro rata portion of the unvested portion of such Equity Award will vest as of the date the participant’s release of claims becomes irrevocable; and
●	within 12 months after a Change in Control, then the unvested portion of any Equity Award that is outstanding on such termination date will vest as of the date the participant’s release becomes irrevocable.

In either case, if the Equity Award is subject to the satisfaction of performance goals over a performance period, the number of shares or units for purposes of the above determinations will be the number of target shares or units in the award. Further, if an Equity Award is a stock option or stock appreciation rights award that vests as provided above, it will remain exercisable to the extent so vested for one year after the termination date.

Under the Severance Plan, “Cause” is generally defined as: an act or acts of dishonesty intended to result in personal gain or enrichment at the expense of the Company; unlawful conduct or gross misconduct that is materially injurious to the Company; being convicted of a felony; or any material breach of a written agreement between the participant and the Company that has not been cured within 15 days following notice.

Under the Severance Plan, “Good Reason” generally means the occurrence of any of the following events without the participant’s consent: the assignment of the participant to a position with responsibilities or duties of a materially lesser status or degree than his or her position as of the date the Severance Plan was adopted; any material breach of any terms or conditions of any written agreement between the Company and the participant by the Company not caused by the participant; or the requirement by the Company that the participant relocate out of the Minneapolis/St. Paul Metropolitan area or metropolitan area designated by the Company at the later of the participant’s initial employment date or the date the Severance Plan was adopted. Certain notice and timing requirements apply for a termination to qualify as being for “Good Reason.”

The Severance Plan defines “Change in Control” by reference to the definition of that term in the 2016 Plan, which is discussed below under “—Equity Awards—2016 Plan.”

To receive benefits under the Severance Plan, a participant must sign and not rescind a release form approved by us. Payment of severance benefits under the Severance Plan is also subject to other conditions, and will be terminated if the participant violates his or her ongoing obligations with respect to non-disclosure of confidential information, assignment of intellectual property, non-competition and non-solicitation.

Equity Awards

2016 Plan

Generally, the award agreements with respect to RSUs, stock options and PSUs granted under the 2016 Plan to the named executive officers provide that, except with respect to terminations following certain corporate transactions

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Executive Compensation

described below or due to death or disability, upon termination of the officer’s service with our Company, all unvested and unexercisable portions of his or her outstanding awards will immediately be forfeited. If a named executive officer’s service with our Company terminates other than for cause (as defined in the 2016 Plan), death or disability, the vested and exercisable portions of the officer’s outstanding option awards generally will remain exercisable for three months after termination. Upon termination for cause, all unexercised stock option awards will be forfeited.

Upon termination of a named executive officer’s service with our Company due to death or disability, all unvested RSUs will vest as of such termination date, and all stock options will vest as of such termination date and will generally remain exercisable for one year thereafter. With respect to outstanding PSUs, in the event of the termination of a named executive officer’s service with our Company by reason of disability, (i) if such termination occurs prior to the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on that certification date, a pro rata portion of the earned PSUs, which pro rata portion will be based on the number of days he or she was employed in the applicable performance period; or (ii) if such termination occurs after the date the Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, all unvested earned PSUs. Further with respect to outstanding PSUs, in the event of the termination of a named executive officer’s service with our Company due to death, (i) if such termination occurs prior to the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, a pro rata portion of the target number of PSUs applicable to that officer, which pro rata portion will be based on the number of days he or she was employed in the applicable performance period; or (ii) if such termination occurs after the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, all unvested earned PSUs.

Unless otherwise provided in an award agreement, in the event of a Change in Control that is a corporate transaction, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2016 Plan. Our award agreements with our named executive officers generally provide that if awards granted to the executive officer under the 2016 Plan are continued, assumed or replaced in connection with a Change in Control and if within one year after the transaction the named executive officer experiences an involuntary termination of service other than for cause, or terminates his or her employment for good reason, the named executive officer’s outstanding: (i) RSUs will vest in full; (ii) stock options will vest in full and will remain exercisable for one year following termination; and (iii) PSUs will vest in an amount equal to (a) the target number of PSUs applicable to that officer or, if the performance period has ended, the number of earned PSUs applicable to that officer, minus (b) the number of PSUs that vested prior to such termination date.

If awards granted to any named executive officer are not continued, assumed or replaced in connection with a Change in Control, then (i) any outstanding RSUs will vest immediately prior to the transaction, (ii) any outstanding stock options will become fully exercisable for a period of time prior to the transaction and terminate at the time of the transaction; and (iii) any outstanding PSUs will vest in an amount equal to: (a) if the performance period has not ended, the target number of PSUs applicable to that named executive officer, or (b) if the performance period has ended, the number of earned PSUs applicable to that named executive officer minus the number of PSUs that vested prior to the date of the Change in Control. Alternatively, the Compensation and Organization Committee may provide for the cancellation of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a Change in Control that does not involve a corporate transaction, the Compensation and Organization Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the Change in Control for the number of shares subject to the award

46	Tactile Systems Technology, Inc.

Executive Compensation

less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the Change in Control, including the acceleration of vesting in full or in part.

For purposes of the 2016 Plan, a “Change in Control” generally refers to a corporate transaction (as defined in the next sentence), the acquisition by a person or group of more than 50% of the combined voting power of our stock, or our “continuing directors” ceasing to constitute a majority of the members of the Board of Directors. A “corporate transaction” generally refers to (i) a sale or other disposition of all or substantially all of the assets of our Company, or (ii) a merger, consolidation, share exchange or similar transaction involving our Company, regardless of whether our Company is the surviving corporation.

Potential Payments Table

The table below reflects the estimated value of compensation and benefits payable to each of our named executive officers upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination of employment or change in control date on December 31, 2022.

Although Mr. Moen’s employment with us terminated following the end of 2022 and before this proxy statement is filed, because he was our Chief Financial Officer, based on SEC guidance, we are providing a table below quantifying the estimated payments and benefits that would have been provided to Mr. Moen if his employment had terminated under the various scenarios indicated on December 31, 2022. However, because Mr. Moen resigned from the Company, he did not receive any payments or benefits in connection with his termination of employment, and his participation in the Severance Plan and all outstanding equity awards held by him were terminated effective upon his termination of employment.

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Executive Compensation

	Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control	Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control	Termination Due to Death or Disability	Change in Control and Equity Awards Not Assumed
Name/Benefits	($)	($)	($)	($)
Daniel Reuvers
Base salary	1,250,000	1,250,000	—	—
Annual bonus	—	562,500	—	—
Health benefits	14,505	14,505	—	—
Value of accelerated stock options(1)	—	—	—	—
Value of accelerated RSUs(2)	214,469	713,780	713,780	713,780
Value of accelerated PSUs(2)(3)	383,581	693,610	383,581	693,610
Total	1,862,555	3,234,395	1,097,361	1,407,390

Brent Moen
Base salary	411,000	411,000	—	—
Annual bonus	—	226,050	—	—
Health benefits	12,844	12,844	—	—
Value of accelerated stock options(1)	—	—	—	—
Value of accelerated RSUs(2)	153,752	424,530	424,530	424,530
Value of accelerated PSUs(2)(3)	137,749	249,357	137,749	249,357
Total	715,345	1,323,781	562,279	673,887

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Executive Compensation

Potential Payments Table (cont.)

	Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control	Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control	Termination Due to Death or Disability	Change in Control and Equity Awards Not Assumed
Name/Benefits	($)	($)	($)	($)
Kristie Burns
Base salary	362,000	362,000	—	—
Annual bonus	—	162,900	—	—
Health benefits	12,114	12,114	—	—
Value of accelerated stock options(1)	—	—	—	—
Value of accelerated RSUs(2)	72,485	237,636	237,636	237,636
Value of accelerated PSUs(2)(3)	72,875	134,879	72,875	134,879
Total	519,474	909,529	310,511	372,515

Eric Pauls
Base salary	340,000	340,000	—	—
Annual bonus	—	153,000	—	—
Health benefits	4,172	4,172	—	—
Value of accelerated stock options(1)	—	—	—	—
Value of accelerated RSUs(2)	59,558	194,184	194,184	194,184
Value of accelerated PSUs(2)(3)	56,286	105,892	56,286	105,892
Total	460,016	797,248	250,470	300,076

(1)	The value of the accelerated stock options is calculated based on the number of shares of our common stock subject to accelerated unvested stock options multiplied by the difference between $11.48, the closing price for a share of our common stock on the Nasdaq Global Market on December 30, 2022 (the last trading day of 2022), and the per share exercise price. None of the unvested stock options outstanding as of December 31, 2022 had an exercise price below the closing price of our stock; as a result, the amounts related to stock options in the table are zero.
(2)	The value of accelerated RSUs and PSUs is determined by multiplying the number of accelerated unvested units by $11.48, the closing price for our common stock on December 30, 2022, the last trading day of 2022.
(3)	To determine the number of PSUs for which vesting would be accelerated, the “Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control” column and the “Termination Due to Death or Disability” column utilize: (a) for the 2020 PSUs, zero, since none of the 2020 PSUs were earned; (b) for the 2021 PSUs, the total number of shares earned; and (c) for the 2022 PSUs, the target number of 2022 PSUs and a performance period of January 1, 2022 – December 31, 2023 for purposes of the pro rata calculation. To determine the number of PSUs for which vesting would be accelerated, the “Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control” column and the “Change in Control and Equity Awards Not Assumed” column utilize: (a) for the 2020 PSUs, zero; (b) for the 2021 PSUs, the total number of shares earned; and (c) for the 2022 PSUs, the target number of 2022 PSUs.

2022 Proxy Statement	49

CEO PAY RATIO

The following is the annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of Daniel L. Reuvers, our Chief Executive Officer (our “CEO”). For 2022:

●	the annual total compensation of our median employee was $79,759; and
●	the total compensation of our CEO, as reported in the 2022 Summary Compensation Table included in this Proxy Statement, was $3,220,584.

Based on this information for 2022, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 40:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee as of December 31, 2022, at which time we had approximately 982 employees, all of whom are U.S. employees. Our median employee was identified based on the cash compensation paid related to 2022 to all members of our workforce including full-time and part-time employees, other than our CEO, who were employed on December 31, 2022. We annualized the cash compensation of employees who were employed on December 31, 2022 but had not worked for us for all of 2022. For purposes of determining the cash compensation paid related to 2022, we included the amount of base salary the employee received during 2022 and the amount of any cash incentives earned in 2022.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the 2022 Summary Compensation Table disclosed above.

50	Tactile Systems Technology, Inc.

PAY VERSUS PERFORMANCE

The following table sets forth compensation of our CEO (the Principal Executive Officer, referred to in this section as “PEO”) and our other named executive officers (the “Non-PEO NEOs”), on an average basis, along with total shareholder return, net income, and total revenue for our fiscal years 2022, 2021, and 2020.

							Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table Total for Current PEO ($)	Compensation Actually Paid to Current PEO (2) ($)	Summary Compensation Table Total for Former PEO ($)	Compensation Actually Paid to Former PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs (2) ($)	Company Total Shareholder Return (3) ($)	Peer Group Total Shareholder Return (3) ($)	Net Income (Loss) ($) (in thousands)	Total Revenue (4) ($) (in thousands)
2022	3,220,584	1,851,324	—	—	1,166,401	768,103	17.00	104.93	(17,866)	246,785
2021	2,076,884	459,477	—	—	941,781	359,062	28.18	137.24	(11,811)	208,057
2020	2,024,978	2,465,081	687,888	(1,156,368)	1,391,233	515,160	66.57	132.83	(620)	187,130

(1) Daniel L. Reuvers was our PEO in each of 2022 and 2021, as well as in 2020 starting on June 8, 2020. Gerald R. Mattys served as our PEO in 2020 through June 8 2020. In 2022 and 2021, Brent Moen, Kristie Burns and Eric Pauls were our Non-PEO NEOs. In 2020, Brent Moen, Robert Folkes and Bryan Rishe were our Non-PEO NEOs.

(2) The dollar amounts reported represent the Compensation Actually Paid (“CAP”) to the NEOs in accordance with, and using the adjustments set forth in, Item 402(v) of Regulation S-K. The following adjustments related to equity awards were made to their total compensation each year as reported in the Summary Compensation Table (“SCT”) to determine the CAP:

Reconciliation of PEO Summary Compensation Table Total to Compensation Actually Paid

Year	Reported SCT Total ($)	Equity Award Adjustments ($)	Compensation Actually Paid ($)
2022	3,220,584	(1,369,260)	1,851,324
2021	2,076,884	(1,617,407)	459,477
2020 (Current)	2,024,978	440,103	2,465,081
2020 (Former)	687,888	(1,844,256)	(1,156,368)

Reconciliation of Average Non-PEO NEO Summary Compensation Table Total to Compensation Actually Paid

Year	Reported SCT Total ($)	Equity Award Adjustments ($)	Compensation Actually Paid ($)
2022	1,166,401	(398,298)	768,103
2021	941,781	(582,719)	359,062
2020	1,391,233	(876,073)	515,160

(3) Our peer group for the calculation of total shareholder return (“TSR”) is the S&P Healthcare Equipment Select Industry Index, which is the industry index used in our stock price performance graph in our Form 10-K for the fiscal year ended December 31, 2022. TSR, in the case of both the Company and our peer group, reflects the cumulative return on $100 as if invested on December 31, 2019, including reinvestment of any dividends.

(4) Our company-selected measure, which we believe represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the NEOs for 2022 to company performance, is revenue. Revenue is one of the metrics under both the 2022 annual cash incentive program and the 2022 PSUs.

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In order to calculate CAP, the following amounts were excluded from or added to the SCT total compensation:

Current PEO

Year	Deduct: Grant Date Fair Value of Covered Year Equity Awards ($)	Year End Fair Value of Covered Year Equity Awards ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in a Prior Year that were Unvested at End of Covered Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in a Prior Year that Vested in the Covered Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	(1,999,984)	1,081,241	(323,775)	—	(126,742)	—	—	(1,369,260)
2021	(1,499,930)	598,713	(382,129)	—	(334,060)	—	—	(1,617,407)
2020	(1,417,951)	1,858,054	—	—	—	—	—	440,103

In connection with his appointment as CEO in 2020, Mr. Reuvers received a grant of stock options that included a market condition related to stock price in order to vest. Due to that market condition, the grant date fair value of those stock options was determined using the Monte Carlo Simulation model. The market condition was satisfied in the first quarter of 2021, and as a result, we have used the Black-Scholes valuation model (which is the valuation model used for all other stock option awards we have granted) to value these stock options for all dates subsequent to the grant date as part of the CAP calculations.

Former PEO

Year	Deduct: Grant Date Fair Value of Covered Year Equity Awards ($)	Year End Fair Value of Covered Year Equity Awards ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in a Prior Year that were Unvested at End of Covered Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in a Prior Year that Vested in the Covered Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	—	—	—	—	—	—	—	—
2021	—	—	—	—	—	—	—	—
2020	—	—	(546,525)	—	(484,627)	(813,103)	—	(1,844,256)

Average Non-PEO NEOs

Year	Deduct: Grant Date Fair Value of Covered Year Equity Awards ($)	Year End Fair Value of Covered Year Equity Awards ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in a Prior Year that were Unvested at End of Covered Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in a Prior Year that Vested in the Covered Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	(599,979)	333,793	(104,006)	—	(28,107)	—	—	(398,298)
2021	(622,120)	239,005	(114,494)	—	(5,881)	(79,229)	—	(582,719)
2020	(933,225)	614,574	(159,351)	33,592	(258,905)	(172,758)	—	(876,073)

52	Tactile Systems Technology, Inc.

Compensation Actually Paid versus Total Revenue:

Compensation Actually Paid versus Net Loss:

2022 Proxy Statement	53

Compensation Actually Paid versus Company and Peer Group TSR:

The items listed below represent the most important financial performance measures we used to link compensation actually paid to the NEOs for 2022, to company performance, as further described in our Compensation Discussion and Analysis.

Most Important Company Performance Measures
Total Revenue
Adjusted EBITDA

54	Tactile Systems Technology, Inc.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,404,764	(2)	43.25	(3)	7,516,834	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,404,764	(2)	43.25	(3)	7,516,834	(4)

(1)	Includes the 2016 Plan and the ESPP.
(2)	Consists of stock options, RSUs, and PSUs. Other than PSUs held by a former executive that were deemed to be earned at the target level of performance at the time of their termination, (a) the number of 2021 PSUs included in these amounts consists of the number of PSUs equal to 67% of the earned 2021 PSUs based on 2022 performance, which vest in 2024, and (b) the number of 2022 PSUs included in these amounts consists of the maximum number of shares that participants are eligible to receive if applicable performance metrics are fully achieved under the terms of the outstanding 2022 PSUs.
(3)	Represents the weighted average exercise price of outstanding stock options. Does not take into account the outstanding RSUs and PSUs which, when settled, will be settled in shares of our common stock on a one-for-one basis at no additional cost.
(4)	Consists of shares available for awards under the 2016 Plan and the ESPP as of December 31, 2022. The 2016 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2016 Plan automatically increases on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 5% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 2,500,000 shares; or (iii) a number of shares determined by our Board of Directors. As of December 31, 2022, there were 5,957,683 shares available for future awards under the 2016 Plan. The ESPP also contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the ESPP shall automatically increase on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 500,000 shares; or (iii) a number of shares determined by our Board of Directors. As of December 31, 2022, there were 1,559,151 shares available for issuance under the ESPP, of which 36,835 shares were subject to purchase based upon the payroll withholdings to that date under the ESPP for the current purchase period.

2022 Proxy Statement	55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 13, 2023, for: each person known to the Company to be the beneficial owner of more than 5% of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 23,232,585 shares of our common stock outstanding as of March 13, 2023. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 13, 2023, including upon the exercise of stock options and the vesting of RSUs. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

2022 Proxy Statement	56

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Amount and Nature of Ownership	Percentage of Class
5% or Greater Stockholders
BlackRock, Inc. (1)
55 East 52nd Street, New York, NY 10055	2,243,442	9.7%
The Vanguard Group (2)
100 Vanguard Blvd., Malvern, PA 19355	1,218,371	5.2%
Waddell & Reed Financial, Inc. (3)
6300 Lamar Avenue, Overland Park, KS 66202	1,202,852	5.2%
Named Executive Officers and Directors
Daniel Reuvers (4)	83,264	*
Brent Moen (5)	65,789	*
Raymond Huggenberger (6)	29,211	*
Bill Burke (7)	28,149	*
Sheri Dodd (8)	15,448	*
Deepti Jain (8)	15,448	*
Valerie Asbury (8)	14,538	*
Brent Shafer (8)	14,538	*
Kristie Burns (9)	10,328	*
Eric Pauls (10)	8,508	*
Carmen Volkart (11)	3,414	*
All current executive officers and directors as a group (11 persons) (12)	222,846	*

*Less than 1%.

(1)	Based on a Schedule 13G/A filed with the SEC on January 23, 2023 by BlackRock, Inc., that it has sole voting power with respect to 2,125,078 shares and sole dispositive power with respect to 2,243,442 shares of our common stock.
(2)	Based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, that it has shared voting power with respect to 16,762 shares, sole dispositive power with respect to 1,194,660 shares and shared dispositive power with respect to 23,711 shares of our common stock.
(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2021 by Waddell & Reed Financial, Inc. and its investment advisory subsidiary Ivy Investment Management Company, that they have sole voting power and sole dispositive power with respect to 1,202,852 shares of our common stock.
(4)	Includes 55,258 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2023.
(5)	Includes 39,706 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2023.
(6)	Includes 7,175 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2023, and 12,103 RSUs that are scheduled to vest within 60 days following March 13, 2023.
(7)	Includes 3,713 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2023, and 12,103 RSUs that are scheduled to vest within 60 days following March 13, 2023.
(8)	Includes 12,103 RSUs that are scheduled to vest within 60 days following March 13, 2023.
(9)	Includes 3,395 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2023, and 2,258 RSUs that are scheduled to vest within 60 days following March 13, 2023.
(10)	Includes 2,101 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2023, and 1,984 RSUs that are scheduled to vest within 60 days following March 13, 2023.
(11)	Includes 3,414 RSUs that are scheduled to vest within 60 days following March 13, 2023.
(12)	Includes Ms. Birkemeyer and excludes Mr. Moen.

2022 Proxy Statement	57

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 Compensation and Organization Committee Interlocks and Insider Participation

None of the members of our Compensation and Organization Committee during 2022 is or has been our current or former officer or employee or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

 Policy for Approval of Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. An executive officer is to present a transaction with a related party to the Audit Committee, which is then responsible for approving or denying the transaction. The Audit Committee bases its decision on factors including but not limited to the following:

●	whether the terms are fair to our Company;
●	the role the related person has played in arranging the transaction;
●	the structure of the transaction; and
●	the interests of all related persons in the transaction.

 Transactions with Related Persons

Since January 1, 2022, we have not been a party to any, and there are no currently proposed, transactions in which the amount exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Indemnification Agreements. Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Certificate of Incorporation and our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and agents when determined appropriate by the Board. In addition, we have entered into agreements to indemnify our directors and executive officers.

58	Tactile Systems Technology, Inc.

questions and answers about the annual meetinG

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and the matters to be voted on at the Annual Meeting or at any adjournments or postponements thereof. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.

 What is the purpose of the Annual Meeting?

The Annual Meeting is being held for the purpose of considering and taking action with respect to the following:

1.	to elect seven directors, Bill Burke, Valerie Asbury, Sheri Dodd, Raymond Huggenberger, Daniel Reuvers, Brent Shafer, and Carmen Volkart, to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;
2.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.	to approve, on an advisory basis, the 2022 compensation of our named executive officers as disclosed in this Proxy Statement; and
4.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

 Who is entitled to vote at the Annual Meeting?

As of the close of business on March 13, 2023, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 23,232,585 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.

 What constitutes a quorum for the Annual Meeting?

Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the voting power of the shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

59	Tactile Systems Technology, Inc.

Questions and Answers About the Annual Meeting

 What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.”

 What are broker non-votes?

If your shares are held in “street name,” your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.

 What vote is required to approve each proposal?

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors

Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected. Withholding authority to vote with respect to nominees will not affect the outcome of the vote.

Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the vote.

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Questions and Answers About the Annual Meeting

3	Advisory vote to approve the compensation of our named executive officers	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the vote.

 What are the Board of Directors’ recommendations on how I should vote my shares?

●	Proposal 1: FOR all nominees for election as directors.
●	Proposal 2: FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023.
●	Proposal 3: FOR the advisory vote to approve the compensation of our named executive officers.

 How can I vote?

During the Annual Meeting

If you are a stockholder of record, you may vote online during the Annual Meeting through the link:

www.virtualshareholdermeeting.com/TCMD2023. The 16-digit control number provided on your Notice of Internet Availability of Proxy Materials or proxy card is necessary to access this site.

By Proxy

If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy through the following means.

You can vote your shares by proxy:

●	by mailing a proxy card;
●	via the internet; or
●	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder. If you hold your shares through a broker, bank or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

2022 Proxy Statement	61

Questions and Answers About the Annual Meeting

 Can I change my vote after I have submitted a proxy?

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (3) virtually attending the Annual Meeting and voting (although attendance at the Annual Meeting will not in and of itself revoke a proxy).

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.

 What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

 Who is paying for the cost of this proxy solicitation?

The Company is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.

 What is the deadline for submitting a stockholder proposal for the 2024 annual meeting?

Any stockholder proposal intended to be included in the Proxy Statement for the 2024 Annual Meeting of Stockholders must satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received no later than November 28, 2023.

In addition, our Bylaws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next Annual Meeting of Stockholders (whether or not to be included in the Proxy Statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our Bylaws. To be timely for our 2024 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our principal executive offices between the close of business on January 9, 2024 and the close of business on February 8, 2024. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2023 Annual Meeting of Stockholders, then notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

62	Tactile Systems Technology, Inc.

Questions and Answers About the Annual Meeting

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the 2024 Annual Meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2024. If the date of the next Annual Meeting of Stockholders is more than 30 days before or after the first anniversary of the 2023 Annual Meeting of Stockholders, then such notice must be provided by the later of the 60th day prior to the date of such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

All notices related to proposals and nominations must also comply with the requirements of applicable law and the provisions set forth in our Bylaws.

2022 Proxy Statement	63

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2022 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Tactile Systems Technology, Inc., 3701 Wayzata Boulevard, Suite 300, Minneapolis, Minnesota 55416, Attention: Corporate Secretary or call us at (612) 355-5100. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or 2022 Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.

AVAILABILITY OF FORM 10-K

Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Tactile Systems Technology, Inc., 3701 Wayzata Boulevard, Suite 300, Minneapolis, Minnesota 55416. Our Form 10-K is also available on our website in the “Investors—Annual Reports & SEC Filings” section of our website at www.tactilemedical.com.

64	Tactile Systems Technology, Inc.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report and the Compensation and Organization Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

65	Tactile Systems Technology, Inc.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA is referenced in this Proxy Statement and represents net loss plus interest expense, net, plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs, plus the change in fair value of earn-out, plus litigation defense costs, and plus executive transition costs. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Net Loss to Adjusted EBITDA:

(In thousands)	Year Ended December 31, 2022
Net loss	$(17,866)
Interest expense, net	2,728
Income tax expense	2,393
Depreciation and amortization	6,267
Stock-based compensation	9,600
Impairment charges and inventory write-offs	215
Change in fair value of earn-out	11,850
Litigation defense costs	2,830
Executive transition costs	280
Adjusted EBITDA	$18,297

A-
2022 Proxy Statement	A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V06131-P91168 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. TACTILE SYSTEMS TECHNOLOGY, INC. 3701 WAYZATA BLVD. SUITE 300 MINNEAPOLIS, MN 55416 Nominees: 01) Valerie Asbury 02) Bill Burke 03) Sheri Dodd 04) Raymond Huggenberger 05) Daniel Reuvers 06) Brent Shafer 07) Carmen Volkart 3. Approve, on an advisory basis, the 2022 compensation of our named executive officers. The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. 1. Elect seven directors TACTILE SYSTEMS TECHNOLOGY, INC. The Board of Directors recommends you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TCMD2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 7, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V06132-P91168 Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com. TACTILE SYSTEMS TECHNOLOGY, INC. Annual Meeting of Stockholders May 8, 2023 9:00 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Daniel L. Reuvers and Elaine Birkemeyer, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of TACTILE SYSTEMS TECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 AM, CDT on May 8, 2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.